Exhibit 99.1

     Dayton Superior Reports First Quarter 2006 and Full Year 2005 Results

     DAYTON, Ohio--(BUSINESS WIRE)--April 26, 2006--Dayton Superior Corporation:

     First Quarter 2006

     Dayton Superior Corporation reported today that first quarter 2006 sales totaled a record $101 million, up 18% over the first quarter of 2005. Product sales were $83 million, an increase of 17% from the first quarter of 2005. Unit volume was significantly higher due to milder weather and improving markets and rental revenue of $13 million increased 31% from $10 million in the first quarter of 2005 - the result of an improving rental market and better positioning of the fleet. Used rental equipment sales were up slightly over the first quarter of 2006.
     Gross profit was $26 million in the first quarter of 2006 as compared to $21 million in the same period of 2005. Product sales contributed $18 million, or 21% of sales, an increase from the $16 million, or 22% of sales, in the first quarter of 2005. The $2 million increase was due to higher product sales. The decline in percent was entirely due to higher freight costs. Rental gross profit for the first quarter of 2006 was $5 million, as compared to $2 million in the first quarter of 2005. Depreciation on rental equipment for the first quarter of 2006 was $4 million, as compared to $5 million in the same period of 2005. The difference was primarily due to a change in the estimated useful lives of certain rental equipment. Rental gross profit before depreciation was $9 million in the quarter, or 71% of revenue, a 39% increase from the $7 million, or 67% of revenue reported last year. The increase in rental gross profit before depreciation resulted from increased rental revenue and higher utilization compared to 2005. Gross profit on the sales of used rental equipment for the first quarter of 2006 was slightly better than in the first quarter of 2005.
     Selling, general, and administrative expenses increased to $24 million in the recent quarter from $23 million for the first quarter of 2005. The increase was due to increased distribution costs, consulting fees for profit improvement initiatives, retirement account costs, sales incentive costs, and healthcare costs. These increases exceeded the non-recurring severance cost recorded in the first quarter of 2005 by $1 million.
     The Company reported a net loss of $(9) million for the first quarter of 2006, versus a net loss of $(15) million for the first quarter of 2005.
     Interest expense was flat at $12 million for the first quarters of 2006 and 2005.

     Full Year 2005

     Sales for the year ended December 31, 2005 totaled $419 million, flat with the prior year.
     Product sales were $353 million, an increase of $5 million from 2004. The increase in sales was due to price increases implemented throughout 2004, which had a carryover impact, partially offset by a decrease in unit volume. Rental revenue of $49 million for 2005 increased 17% from $42 million in 2004 due to an improving rental market and to better positioning of the fleet. Used rental equipment sales decreased to $17 million for 2005 from $28 million in 2004 as the Company emphasized renting rather than selling equipment.
     Gross profit for 2005 was $99 million, or 24% of sales, a decrease from $107, or 26% of sales, in 2004. The decline was primarily due to higher raw material and freight costs.
     Selling, general, and administrative expenses increased to $94 million for 2005 from $90 million in 2004. The increase was due to severance expenses of over $1 million related to senior executives and higher rental center costs.
     The Company had losses from disposals of property, plant and equipment of $5 million for 2005 due to two sale-leaseback transactions and to the closure of various facilities. Amortization of intangibles and impairment of goodwill was $65 million for 2005. In accordance with generally accepted accounting principles, the Company updated its annual assessment of goodwill recoverability and recorded an impairment charge of $64 million to reduce the carrying value of goodwill to estimated implied fair value.
     The Company reported a net loss of $(115) million for full year 2005, compared to a net loss of $(48) million in 2004.
     Interest expense increased to $48 million for full year 2005 from $47 million in 2004. This increase was due to higher interest rates on the Company's revolving credit facility and higher average borrowings compared to 2004.
     Eric R. Zimmerman, Dayton Superior's President and Chief Executive Officer said, "Obviously, we are not pleased with our full year 2005 results. We should not, however, lose sight of the fact that our cash and rental management was excellent, allowing us to reduce debt and selectively invest in our fleet. In the first quarter 2006, we are seeing improvements in our end markets, our cash management is sound, and we have taken actions to reduce our operating costs while concurrently improving our operating efficiencies. The non-residential markets are improving, as the latest F.W. Dodge reports confirm, and we believe we are well positioned to actively participate in this improving trend. Our first quarter results support this view. As we enter the heart of the 2006 construction season, we are excited about the potential."
     The Company has scheduled a conference call at 2:00 p.m. ET, Thursday, April 27, 2006 to discuss the first quarter and full year results. The conference call can be accessed by dialing 1-866-836-4700. A replay of the call will be available from 5:00 p.m. ET on Thursday, April 27, 2006 through 11:59 p.m. ET on Thursday, May 11, 2006 by calling 1-888-266-2081 and entering reservation #895294.
     Dayton Superior is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction, and a leading manufacturer of metal accessories used in masonry construction in terms of revenues. The Company's products are used in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices, hotels and manufacturing facilities. The Company sells most products under the registered trade names Dayton Superior(R), Dayton/Richmond(R), Symons(R), Aztec(R), BarLock(R), Conspec(R), Edoco(R), Dur-O-Wal(R) and American Highway Technology(R).
     Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control such as the general economy, governmental expenditures, interest rate increases, and changes in banking and tax laws; the amount of debt Dayton Superior must service; the effects of weather and the seasonality of the construction industry; Dayton Superior's ability to implement cost savings programs successfully and on a timely basis; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the mix of product sales, rental revenues, and sales of used rental equipment; cost increases in raw materials and operating costs; and favorable market response to sales price increases. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.


                      Dayton Superior Corporation
                  Summary Income Statement, Unaudited
                            (in thousands)


                                        For the fiscal quarter ended:
                                           March 31,      April 1,
                                             2006           2005

Product sales                                  $83,224        $71,089
Rental revenue                                  13,263         10,130
Used rental equipment sales                      4,844          4,563
                                        --------------- --------------
  Net Sales                                    101,331         85,782
                                        --------------- --------------

Product cost of sales                           65,556         55,149
Rental cost of sales                             7,939          8,501
Used rental equipment cost of sales              1,343          1,223
                                        --------------- --------------
    Cost of Sales                               74,838         64,873
                                        --------------- --------------

Product gross profit                            17,668         15,940
Rental gross profit                              5,324          1,629
Used rental equipment gross profit               3,501          3,340
                                        --------------- --------------
    Gross Profit                                26,493         20,909

Rental gross profit without depreciation         9,413          6,775

Product gross profit %                            21.2%          22.4%
Rental gross profit %                             40.1%          16.1%
Used rental equipment gross profit %              72.3%          73.2%
    Gross Profit %                                26.1%          24.4%

Rental gross profit % without
 depreciation                                     71.0%          66.9%

Selling, General & Administrative               23,626         23,014
Selling, General & Administrative %               23.3%          26.8%
Facility Closing and Severance Expenses            251            250
(Gain) Loss on Disposals of Property,
 Plant, and Equipment                             (669)            61
Amortization of Intangibles                        151            142
                                        --------------- --------------
Income (Loss) from Operations                    3,134         (2,558)
Income (Loss) from Operations                      3.1%         (3.0%)

Interest Expense, net                           12,137         12,141
Other Income                                       (52)           (10)
                                        --------------- --------------
Loss Before Income Taxes                        (8,951)       (14,689)
Pretax Margin                                    (8.8%)        (17.1%)
Provision for Income Taxes                         124             --
                                        --------------- --------------
Net Loss                                       $(9,075)      $(14,689)
                                        =============== ==============
Rental Depreciation                             $4,089         $5,146
Other Depreciation and Amortization              1,632          2,305
                                        --------------- --------------
Total Depreciation and Amortization             $5,721         $7,451
                                        =============== ==============


                      Dayton Superior Corporation
                   Summary Balance Sheet, Unaudited
                            (in thousands)


                                                       As of:
                                                March 31, December 31,
                                                  2006        2005
Summary Balance Sheet:
Cash                                                   $-          $-
Accounts Receivable, Net                           67,177      62,326
Inventories                                        60,470      57,372
Other Current Assets                                6,529       5,680
                                               -----------------------
Total Current Assets                              134,176     125,378

Rental Equipment, Net                              68,802      68,400
Property & Equipment, Net                          38,555      38,164
Goodwill & Other Assets                            49,272      49,578
                                               -----------------------
Total Assets                                     $290,805    $281,520
                                               =======================

Current Portion of Long-Term Debt                  $2,409      $2,864
Revolving Credit Facility                          72,200          --
Accounts Payable                                   24,438      27,267
Other Current Liabilities                          31,091      31,663
                                               -----------------------
Total Current Liabilities                         130,138      61,794

Revolving Credit Facility                              --      48,700
Other Long-Term Debt                              318,340     317,690
Other Long-Term Liabilities                        22,739      24,673
                                               -----------------------
Total Liabilities                                 471,217     452,857
                                               -----------------------
Shareholders' Deficit                            (180,412)   (171,337)
                                               -----------------------
Total Liabilities &
  Shareholders' Deficit                          $290,805    $281,520
                                               =======================


                      Dayton Superior Corporation
                Summary Cash Flow Statement, Unaudited
                            (in thousands)


                                          For the three months ended:
                                          March 31, 2006 April 1, 2005

Net Loss                                        $(9,075)     $(14,689)
Non-Cash Adjustments to Net Loss                  2,862         5,450
 Changes in Assets and Liabilities              (13,772)       (7,749)
                                          -------------- -------------
Net Cash Used in Operating Activities           (19,985)      (16,988)
                                          -------------- -------------

Property, Plant and Equipment
   Additions, Net                                (1,744)       (1,619)
Rental Equipment Additions, Net                    (946)         (612)
                                          -------------- -------------
Net Cash Used in Investing Activities            (2,690)       (2,321)
                                          -------------- -------------

Net Borrowings Under
   Revolving Credit Facility                     23,500        15,175
Other Repayments of Long-Term Debt                 (799)         (413)
Other, Net                                           (9)           65
                                          -------------- -------------
Net Cash Provided By Financing Activities        22,692        14,827
                                          -------------- -------------

Other, Net                                          (17)         (112)
                                          -------------- -------------
Net Decrease in Cash                                $--       $(4,504)
                                          ============== =============


     CONTACT: Dayton Superior Corporation
              Edward J. Puisis, 937-428-7172
              Fax: 937-428-9115